Exhibit 8.1

[Letterhead of Shearman & Sterling LLP]

September 1, 2015

The Dow Chemical Company

2030 Dow Center

Midland, MI 48674

Blue Cube Spinco Inc.

Ladies and Gentlemen:

We have acted as counsel to The Dow Chemical Company (“TDCC”) in connection with the proposed separation of its sodium hydroxide, chlorine and related derivatives businesses, and the subsequent combination thereof with the chlor-alkali and related derivatives businesses of Olin Corporation (“Olin”), in a series of transactions that, among other things, will include: (i) the contribution by TDCC of the membership interests in Blue Cube Holding LLC and Blue Cube International Holding LLC to Blue Cube Spinco Inc., a newly-formed corporation organized under the laws of the State of Delaware and a direct, wholly-owned subsidiary of TDCC (“Splitco”), the issuance by Splitco to TDCC of 99,999,500 shares of common stock, par value $0.001 per share, of Splitco (together with the 500 shares of such common stock currently held by TDCC, the “Splitco Common Stock”) and the distribution by Splitco to TDCC of (A) cash, in the amount of approximately $875 million, derived from third-party indebtedness incurred by Splitco and (B) debt securities of Splitco with a principal amount of approximately $1,170 million, in each case pursuant to the Separation Agreement (such transactions, collectively, the “Contribution”); (ii) the distribution by TDCC of Splitco Common Stock in exchange for currently outstanding shares of common stock of TDCC pursuant to an exchange offer and, in the event that the exchange offer is undersubscribed, a pro rata distribution by TDCC of any unsubscribed for shares of Splitco Common Stock to TDCC’s common shareholders (the “Distribution”); and (iii) the merger of Blue Cube Acquisition Corp., a corporation organized under the laws of the State of Delaware (“Merger Sub”), with, and into, Splitco pursuant to the Merger Agreement.1

At your request, and in connection with the effectiveness of the registration statement on Form S-4 and Form S-1 of Splitco relating to the Distribution (Registration No. 333-204006) and the registration statement on Form S-4 of Olin (Registration No. 333-203990), including the Prospectuses contained therein (as amended or supplemented through the date hereof, the “Registration Statements”), we are rendering our opinion as to certain of the United States federal income tax consequences of the Contribution, Distribution and Merger under the Internal

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Capitalized terms used herein shall be interpreted in accordance with the relevant U.S. federal income tax law and regulations and, to the extent not otherwise defined herein, shall have the meanings ascribed to them in the Registration Statement (as defined below).

Revenue Code of 1986, as amended (the “Code”). In providing our opinion, we have examined and relied upon the Transaction Documents, the ruling request relating to the Distribution which was filed by TDCC with the Internal Revenue Service on January 13, 2015 (together with the supplemental submissions filed in connection therewith, the “Ruling Request”), the private letter ruling received by TDCC from the Internal Revenue Service on July 15, 2015 in response to the Ruling Request (the “PLR”), the Registration Statements, and such other documents, agreements, records and certificates as we have deemed necessary or appropriate in order to give the opinions set forth herein.

In addition, we have, after discussion with you and with your permission, assumed that (i) the Transactions will be consummated in accordance with the provisions of the applicable Transaction Documents and as described in the Registration Statements, the Ruling Request and the PLR (and that none of the warranties, covenants, undertakings or conditions contained in any of the foregoing will be contravened, waived or modified), (ii) each of the representations, and statements concerning the Transactions and the parties thereto, set forth in the Transaction Documents, the Registration Statements and the Ruling Request is true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) each of the statements and representations (which statements and representations have neither been investigated nor verified by us) made by TDCC and Olin in their respective representation letters, dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”), is true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the Merger, and all undertakings and covenants of TDCC and Olin made in the Representation Letters have been and will be fulfilled or complied with, (iv) all statements and representations qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (v) all documents submitted to us for our review have been duly executed in the form we have reviewed and are valid, binding and enforceable in accordance with their terms, (vi) TDCC, Splitco, Olin and Merger Sub and their respective affiliates will treat the Contribution, Distribution and Merger in a manner for United States federal income tax purposes consistent with the opinions set forth below, and (vii) all applicable reporting requirements with respect to the Transactions have been or will be satisfied. We have also assumed the genuineness of all signatures on the documents reviewed by us, the legal capacity of all natural persons, due authorization by all requisite action (corporate or other), the authenticity of all original documents submitted to us, the conformity to originals of any documents submitted to us as copies and the authenticity of the originals of such latter documents. If any of the above described assumptions is untrue for any reason, or if the Transactions are consummated in a manner that is different from the manner described in the Transaction Documents, the Registration Statements or the Ruling Request, our opinions as expressed below may not be relied upon.

Based upon, and subject to, the foregoing and the exceptions, limitations and qualifications set forth below and in the Registration Statements under “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger”, it is our opinion that, under currently applicable United States federal income tax law, (i) the Contribution and the Distribution will, together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and TDCC and Splitco will each qualify as a “party to the reorganization” within the meaning of Section 368(b) of the Code and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and Olin, Merger Sub and Splitco will each qualify as a “party to the reorganization” within the meaning of Section 368(b) of the Code.

This opinion is limited to United States federal income tax matters and we express no opinion regarding the consequences of the Contribution, Distribution and Merger under state, local or foreign law. We also express no opinions other than as expressly set forth herein, including, without limiting the foregoing, the tax consequences of any payments or contracts made or entered into in connection with the Transactions, any continuing arrangements between TDCC and Splitco and/or their respective subsidiaries or affiliates, any internal restructuring (including any asset transfers or liability assumptions) that occurred in connection with or in anticipation of the Distribution and the Merger (other than the Contribution), the receipt by TDCC of any cash payments pursuant to the Employee Matters Agreement or payments that are made after the Merger. This opinion is based on current provisions of the Code, the regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and applicable judicial authority, all of which are susceptible to differing interpretations and all of which may be changed at any time, possibly with retroactive effect. Any change in applicable laws, or in the facts and circumstances surrounding the Transactions and any related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform TDCC of any such change or inaccuracy that may occur or come to our attention. This opinion is not binding on the Internal Revenue Service or the courts and there is no assurance that the Internal Revenue Service or a court will not take a contrary position.

We are furnishing this opinion solely in connection with the filing of the Registration Statements. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statements, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shearman & Sterling LLP